Exhibit 99.3

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

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Investor Relations
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sminder@ppg.com
www.ppg.com/investor

PPG reaches agreement with Vitro for sale of flat glass operations

PITTSBURGH, July 21, 2016 - PPG (NYSE: PPG) today announced that it has reached a definitive agreement to sell the assets of its flat glass manufacturing and glass coatings operations to Vitro S.A.B. de C.V., a leading producer of flat glass and specialty products. The transaction is expected to close by the end of 2016, subject to customary closing conditions.

Under the terms of the agreement, PPG will divest its entire flat glass manufacturing and glass coatings operations, including production sites located in Fresno, California; Salem, Oregon; Carlisle, Pennsylvania; and Wichita Falls, Texas; four distribution/fabrication facilities located across Canada; and a research-and-development center located in Harmar, Pennsylvania, near Pittsburgh. PPG’s flat glass business includes approximately 1,200 employees. The business manufactures glass that is fabricated into products used primarily in commercial and residential construction.

“This transaction represents the end of an historic era for PPG as a manufacturer of flat glass, and it is another major step in our portfolio transformation to focus on paints, coatings and specialty materials,” said Michael H. McGarry, PPG president and chief executive officer. “Upon completion of this transaction, the flat glass operations will become part of a company that is focused on growing its core glass business.”

PPG will receive approximately $750 million in gross cash proceeds. Upon completion of this transaction and PPG’s recently announced transaction to divest its European fiber glass operations, approximately 98 percent of PPG’s business portfolio will be focused on paints, coatings and specialty materials.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.3 billion in 2015. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the timing of and expected cash proceeds to PPG from of the sale of PPG’s flat glass business. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including the satisfaction of the conditions of the transaction and other risks related to completion of the transaction and actions related thereto; the parties’ ability to complete the transaction on the anticipated terms and schedule, including the ability to obtain regulatory approvals, the amount of the net cash proceeds to PPG, and the other risks and uncertainties discussed in PPG’s periodic reports on Form 10-K and Form 10-Q and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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